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                                                              Exhibit 4.3

            THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                   c/o Prudential Capital Group
                       Four Gateway Center
                     Newark, New Jersey 07102


                                   As of July 19, 1993




CONE MILLS CORPORATION
1201 Maple Street
Greensboro, North Carolina 27405


      Attn: Mr. David Bray, Treasurer


Ladies and Gentlemen:


      This letter is to amend the Note Agreement dated as of August 13, 1992, as amended previously (the "Note Agreement") between Cone Mills Corporation (the "Company") and The Prudential Insurance Company of America ("Prudential"). Capitalized words in this letter shall have the same meaning as in the Note Agreement except as otherwise defined herein. Prudential and the Company agree that the Note Agreement shall be amended as follows:


      1. Paragraph 6C(2) is amended to restate clause (2) thereof as follows:


             "(2) Priority Debt (other than the Cornwallis Debt) to exceed 15% of Consolidated Net Tangible Assets at any time; provided, however, in no event shall an amount greater than 10% of Consolidated Net Tangible Assets be attributable to Priority Debt which is unrelated to the Receivables Financing; and"


      2. Paragraph 6C(7) is amended by inserting the following clause just before the period punctuation at the end of that paragraph:


             "and (iii) any purchase by the Company or any Subsidiary of finished goods from Parras Cone de Mexico S.A. de C.V."


      3. Paragraph 10B is amended to restate the following definitions as follows:


             ""Cornwallis Debt" shall mean up to $15,000,000 aggregate principal amount at any time outstanding of Debt incurred by Cornwallis, the repayment of which is (l) nonrecourse to the Company or any of its Subsidiaries (other than Cornwallis) and (2) secured solely by property 100% owned by Cornwallis and in an amount not more than
      1.75 times the aggregate principal amount of such Debt."

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Cone Mills Corporation
As of July 19, 1993
Page 2




            "Subsidiary" shall mean (l) Cone Mills (Mexico) S.A. de C.V. and (2) any corporation organized under the laws of any state of the United States of America, Canada, or any province of Canada, which conducts the major portion of its business in and makes the major portion of its sales to Persons located in the United States or Canada; in either case, whose accounts are, or are required to be, consolidated with the Company's accounts in accordance with generally accepted accounting principles."


      4. The definition "International Investment" in paragraph 10B shall be redefined as follows:


            ""International Investment" shall mean the Investment by the Company, directly or indirectly, in Cone Mills (Mexico) S.A. de C.V., Parras Cone de Mexico S.A. de C.V., and Compania Industrial de Parras S.A. de C.V."


      5. Except as amended herein, all of the terms, conditions and obligations of the Note Agreement shall remain in full force and effect.


      If you agree to these changes, please sign each copy of this letter enclosed and return two of them to Prudential, at which time this letter shall become a binding agreement as of the date first above written.


                                   Very truly yours,


                                   THE PRUDENTIAL INSURANCE
                                    COMPANY OF AMERICA




                                    By: /s/ Charles King
                                        ----------------
                                        Vice President

Agreed to and accepted
as of July 19, 1993.


CONE MILLS CORPORATION



By: /s/ David E. Bray
    -------------
    Treasurer

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